CERTIFICATE OF DESIGNATIONS OF THE
SERIES B CONVERTIBLE PREFERRED STOCK OF
LOGICAL CHOICE CORPORATION

PURSUANT TO SECTION 78.1955
OF THE NEVADA REVISED STATUTES

I, Michael Pope, hereby certify that I am the Vice President of Logical Choice Corporation (the “Corporation”), a corporation organized and existing under the Nevada Revised Statutes (the “NRS”), and further do hereby certify:

That pursuant to the authority expressly conferred upon the Board of Directors of the Corporation (the “Corporation’s Board”) by the Corporation’s Articles of Incorporation, as amended (the “Articles of Incorporation”), the Corporation’s Board on November 3, 2014, adopted the following resolutions creating a series of One Million Two Hundred Thousand (1,200,000) shares of Preferred Stock designated as Series B Convertible Preferred Stock, none of which shares have been issued:

RESOLVED, that the Corporation’s Board designates the Series B Convertible Preferred Stock and the number of shares constituting such series, and fixes the rights, powers, preferences, privileges and restrictions relating to such series in addition to any set forth in the Articles of Incorporation as follows:

TERMS OF SERIES B CONVERTIBLE PREFERRED STOCK

1. Definitions; Designation and Number.

1.1. Unless otherwise defined elsewhere herein, all capitalized terms used in this Certificate of Designation shall have the meaning as such terms are defined on Exhibit II attached hereto and made a part hereof.

1.2. A series of Preferred Stock, designated as Series B Convertible Preferred Stock (“Series B Preferred Stock”), par value $0.0001 per share, is hereby established. The number of authorized shares of Series B Preferred Stock shall be one million two hundred thousand (1,200,000) shares.

1.3. The date of the Closing is referred to herein at the “Original Issue Date.” On the Original Issue Date all of the shares of Original Series B Preferred Stock will issued at an original issue price of One Dollar ($1.00) per share (the “Series B Original Issue Price”). The remaining two hundred thousand (200,000) shares of authorized Series B Preferred Stock (the “Series B Preferred Dividend Stock”) will be reserved and may only be issued as payment of dividends pursuant to Section 3 below.

2. Rank. As to the payment of cash dividends or a distribution of assets upon a Liquidating Event (as defined in Exhibit II), all shares of the Series B Preferred Stock shall rank (a) senior to the Corporation’s Common Stock, $0.0001 par value per share, of the Corporation (the “Common Stock”) and any other class of securities which is specifically designated as junior to the Series B Preferred Stock (collectively, with the Common Stock, the “Junior Securities”); (b) pari passu with any then outstanding shares of the Corporation’s (i) $0.0001 par value Series A Preferred Stock (the “Series A Preferred Stock”) and (iii) series of preferred stock hereafter created which expressly state, by their terms, as on parity with the Series B Preferred Stock, (collectively, the “Pari Passu Securities”); and (iii) junior to any notes, convertible securities or class or series of capital stock of the Corporation which are hereafter issued for the purpose of consummating a Private Placement Financing (as defined in Section 6.3, below) and are expressly ranked, by their terms, as senior to the Series B Preferred Stock (collectively, the “Senior Securities”).

3. Dividends. Each outstanding share of Original Series B Preferred Stock shall earn dividends equal to 6% per annum of its Series B Original Issue Price (as defined Section 1.1, above), payable in cash or, at the Corporation’s option, in additional shares of Series B Preferred Dividend Stock valued at the Series B Original Issue Price. The dividends will accrue on a per diem basis, based on a 365 day year, and regardless of whether or not declared and whether or not there are profits, surplus or other funds legally available for payment of dividends; provided, however, that upon the occurrence of a Going Public Event prior to a Liquidating Event, any shares of Series B Preferred Dividend Stock: (a) which have previously been issued, will be cancelled; and (b) which have previously been earned, but have not yet been issued, will be deemed for all purposes to be forfeited.

4. Liquidation Preference. Upon a Liquidating Event (as defined in Exhibit II, attached hereto) which occurs prior to a Going Public Event (as defined in Exhibit II, attached hereto), each share of Series B Preferred Stock will have an aggregate liquidation preference equal to its Series B Preferred Stock Original Issue Price plus all accrued dividends which have not previously been paid or distributed in cash or in additional shares of Series B Preferred Stock (as required by Section 3, above).

5. Voting Rights. Except as expressly set forth to the contrary herein, the Series B Preferred Stock shall vote together (and not as a separate class) with any then outstanding shares of Common Stock and not as a separate class. Each share of Common Stock will have one vote, and each then outstanding share of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock entitled to vote shall have a number of votes equal to the number of shares of Common Stock into it would be converted if it were converted into Common Stock immediately prior to such vote (a “Hypothetical Conversion”). Each holder of a share of Series B Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation and the NRS. If after a Hypothetical Conversion and after aggregating all shares of Common Stock into which shares of Series B Preferred Stock held by such holder would be converted), a holder of shares of the Series B Preferred Stock would be deemed (solely of voting purposes) to own a fractional number of shares of Common Stock, then (solely of voting purposes) the fractional number of shares of Common Stock deemed owned by such holder of Series B Preferred Stock shall be rounded to the nearest whole number (with one-half being rounded upward).

6. Conversion.

6.1. Mandatory Conversion. Upon a Going Public Event (as defined in Exhibit II, attached hereto), all, and not less than all, of the shares of Original Series B Preferred Stock (but no shares of Series B Preferred Dividend Stock which shall be fully cancelled) shall automatically (and without any further action on the part of the Corporation or any holder of Original Series B Preferred Stock) convert into the Series B Conversion Shares (as defined in Exhibit II, attached hereto) as computed immediately prior to the Going Public Event, and, thereafter, each holder of Original Series B Preferred Stock shall be entitled to receive its pro-rata portion of the Series B Conversion Shares. The pro-rata share of the Series B Conversion Shares of each holder of Original Series B Preferred Stock shall be determined by multiplying the total number of Series B Conversion Shares by a fraction, the numerator of which number of shares of Original Series B Preferred Stock held by such holder immediately prior to the Going Public Event (excluding any issued shares of Series B Preferred Dividend Stock) and the denominator of which is the aggregate number of shares of Original Series B Preferred Stock (excluding any issued shares of Series B Preferred Dividend Stock) held by all holders of Original Series B Preferred Stock immediately prior to the Going Public Event.

6.2. Optional Conversion.

6.2.1. Time. Beginning one (1) year after the Original Issue Date or upon an earlier Liquidating Event (as defined in Exhibit II) (assuming no prior Going Public Event), each holder of Series B Preferred Stock will be entitled to elect to convert its shares of Series B Preferred Stock (excluding any issued shares of Series B Preferred Dividend Stock) into that number of shares of Common Stock as shall be determined by dividing the number of shares of Series B Preferred Stock which the holder desires to convert by the Series B Conversion Percentage, as computed at that time.

6.2.2. Information to be Provided. If the Corporation proposes a Liquidating Event, the Corporation will give the holders of Series B Preferred Stock not less than 10 days’ advance written notice of the proposed closing date or other date of proposed consummation of the Liquidating Event, which notice shall state reasonable details (including the Series B Conversion Percentage) sufficient to allow the holder to make an informed decision whether to voluntarily convert. The holder may make an election to convert by as set forth in Section 6.2.3, below, and such optional conversion shall occur immediately prior to and contingent upon the closing or completion of the Liquidating Event. If at any time the Corporation determines that the proposed Liquidating Event shall not be consummated, the Series B Preferred Stock shall not be converted and the Corporation shall return the Series B Preferred Stock to the holder.

6.2.3. Method for Optional Conversion. In order to effect an optional conversion, a holder of shares of Series B Preferred Stock shall: (i) fax (or otherwise deliver) a copy of a fully executed notice of conversion (a “Notice of Conversion”), in the form as attached hereto as Exhibit I, to the Corporation (Attention: Secretary) and (ii) surrender or cause to be surrendered the original certificates representing the Series B Preferred Stock being converted (the “Series B Preferred Stock Certificates”), duly endorsed. Upon receipt by the Corporation of the Notice of Conversion from a holder of Series B Preferred Stock, the Corporation shall promptly send, via facsimile, a confirmation to such holder stating that the Notice of Conversion has been received, the date upon which the Corporation expects to deliver the Common Stock issuable upon such conversion and the name and telephone number of a contact person at the Corporation regarding the conversion. The Corporation shall not be obligated to issue shares of Common Stock upon a conversion unless either the Series B Preferred Stock Certificates are delivered to the Corporation as provided above, or the holder notifies the Corporation that such Series B Preferred Stock Certificates have been lost, stolen or destroyed and delivers the documentation to the Corporation required by Section 15.2 below.

6.3. Anti-Dilution Adjustment. In the event that, after the Original Issue Date and prior to consummation of a Going Public Event, the Corporation (a) sells any Common Stock at a price lower that the Series B Conversion Price (as then computed, including any prior adjustments pursuant to this Section) or issues (b) any Common Stock Equivalent (as defined in Exhibit II) to an unaffiliated third party in connection with a private placement at a conversion price that is lower than the Series B Conversion Price (as then computed, including any prior adjustments pursuant to this Section), then such Series B Conversion Price shall be reduced to such lower per share price. Notwithstanding the foregoing, no adjustment of the Series B Conversion Price will occur upon the sale of Common Stock or other Common Stock Equivalents if sold: (x) in a Going Public Event; or (y) to an unaffiliated third party in connection with a Private Placement Financing (as defined in Exhibit II), of any securities of the Corporation at an issue price equal to or greater than the Series B Conversion Price would be if then computed.

6.4. Reservation of Common Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Corporation’s Articles of Incorporation.

6.5. Fractional Shares. No fractional share shall be issued upon the conversion of any share or shares of Series B Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series B Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share.

7. Limited Preemptive Right. In the event that the Corporation proposes to offer and issue additional Common Stock or Common Stock Equivalents to Vert Capital Corp., a Delaware corporation (“Vert”) or any Affiliate of Vert (other than Common Stock or Common Stock Equivalents currently issued to Vert or its Affiliate, each individual holder of Series B Preferred Stock will have a preemptive right to invest in such offering and issuance to the minimum extent necessary to maintain their pro rata ownership of the Fully Diluted Common Stock; provided, however, that this preemptive right will not apply to a proposed offering or issuance of Common Stock or Common Stock Equivalents to be issued by the Corporation: (A) in a Going Public Event; or (B) to an unaffiliated third party in connection with a Private Placement Financing, or (C) to Vert or an Affiliate or associate of Vert subsequent to the date hereof in connection with a required conversion of the EDI Loan (as defined in Exhibit II),.

8. Parity. The Series B Preferred Stock will have substantially identical provisions as the Series A Preferred Stock; provided, however, that the Series A Preferred Stock may have different original issue prices and conversion percentages, will not have preemptive rights and certain of them may not require the payment of a dividend.

9. Reissuance of Series B Preferred Stock. No share or shares of Series B Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

10. Redemption. The Series B Preferred Stock is not redeemable.

11. Notice. Except as may otherwise be provided for herein, all notices referred to herein shall be in writing, and all notices hereunder shall be deemed to have been given and received upon the earlier of receipt of such notice or four Business days after the mailing of such notice, if sent by registered mail, with postage pre-paid, addressed: (a) if to the Corporation, to the attention of its corporate secretary or to an agent of the Corporation designated as permitted by the Corporation’s Articles of Incorporation, as amended; (b) if to any holder of Series B Preferred Stock, to such holder at the address of such holder as listed in the stock record books of the Corporation (which may include the records of the Corporation’s transfer agent); or (c) to such other address as the Corporation or holder, as the case may be, shall have designated by notice similarly given.

12. Amendment. This Certificate of Designation or any provision hereof may be amended by obtaining the affirmative vote at a meeting duly called for such purpose (or written consent without a meeting in accordance with the NRS) of (i) the holders of a majority of the outstanding shares of Series B Preferred Stock, voting separately as a single class, and (ii) with such other stockholder approval, if any, as may then be required pursuant to the Nevada Revised Statutes and the Articles of Incorporation.

13. Transfer Restrictions.

13.1. Lock Up Agreements. If In connection with any Going Public Event, the underwriter of the Corporation’s securities or any purchaser of securities issued by Vert requests that certain Members agree, for a period of time, not to Transfer any or all of the shares of Common Stock issued to them upon the Going Public Event (the “Restricted Stock”), the Members hereby covenant and agree that they shall each execute and deliver an agreement (a “Lock-up Agreement”), in form and content satisfactory to the Corporation’s Board (or the board of directors of the public company if the Going Public Event has been accomplished by a Reverse Merger (as defined as part of the definition of Going Public Event in Exhibit II, attached hereto), pursuant to which, inter alia, each such Member or its assignees or nominees (the “Lock-up Parties”) shall agree not to effect any Transfer (except to members of its immediate family or trusts for the benefit of its immediate family members) of any shares of Restricted Stock then owned of record or beneficially by it for a period of one year after the consummation of the IPO or any other Going Public Event (the “Lock-up Period”), and that after the Lock-up Period, it will not sell more than 25% of the number of the shares of Restricted Stock during any three month period, unless (i) otherwise approved by the Corporation’s Board (or the board of directors of the public company if the Going Public Event has been accomplished by a Reverse Merger); or (ii) other shareholders are selling a greater percentage of the shares issued to them in connection with the IPO or other Going Public Event. Notwithstanding the foregoing, the Lock-up Parties shall not be required to execute a Lock-up Agreement unless each of Vert and the executive officers and directors of the Corporation and other stockholders owning more than 10% of the Fully Diluted Common Stock are also required to execute similar Lock-up Agreements containing substantially identical terms and conditions, including the period of restrictions on Transfer.

13.2. Legend. After the Lock-Up Period, any legend endorsed on a certificate pursuant to this Section 13 and the stop transfer instructions with respect to such securities shall be removed and the Company shall promptly, upon request, issue a certificate without such legend to the holder thereof if: (a) such securities are eligible to be sold by the holder thereof in accordance with the terms of Rule 144 promulgated under the Securities Act, (b) such securities are registered under the Securities Act and a prospectus meeting the requirements of Section 10 of the Securities Act is available, or (c) such holder provides Company with an opinion of counsel for such holder, reasonably satisfactory to legal counsel for Company to the effect that a Transfer of such securities may be made without registration.

14. Protective Provisions. So long as any shares of Series B Preferred Stock are outstanding, the Corporation shall not, nor shall it permit any of its subsidiaries to, take any of the following corporate actions without first obtaining the affirmative vote, at a meeting duly called for such purpose (or written consent without a meeting in accordance with the NRS), of the holders of a majority of the outstanding shares of Series B Preferred Stock, voting separately as a single class:

14.1. Adversely alter or change the rights, preferences or privileges of the Series B Preferred Stock, or increase the authorized number of shares of Series B Preferred Stock;

14.2. issue any shares of Series B Preferred Stock, other than the Original Series B Preferred Stock and the Series B Preferred Dividend Stock; or

14.3. except in connection with a Private Placement Financings, issue any shares of Preferred Stock that rank senior to the Series B Preferred Stock.

Notwithstanding the foregoing, no change pursuant to this Section 12 shall be effective to the extent that, by its terms, it applies to less than all of the holders of shares of Series B Preferred Stock then outstanding.

15. Miscellaneous.

15.1. Cancellation of Series B Preferred Stock. If any shares of Series B Preferred Stock are converted pursuant to this Certificate of Designations, the shares so converted shall be canceled, shall return to the status of authorized, but unissued Series B Preferred Stock of no designated series, and shall not be issuable by the Corporation as Series B Preferred Stock.

15.2. Lost or Stolen Certificates. Upon receipt by the Corporation of (a) evidence of the lost, theft, destruction or mutilation of any Series B Preferred Stock Certificate(s) and (b) (i) in the case of loss, theft or destruction, indemnity (without any bond or other security) reasonably satisfactory to the Corporation, or (ii) in the case of mutilation, the Series B Preferred Stock Certificate(s) (surrendered for cancellation), the Corporation shall execute and deliver new Series B Preferred Stock Certificate(s) of like tenor and date. However, the Corporation shall not be obligated to reissue such lost, stolen, destroyed or mutilated Series B Preferred Stock Certificate(s) if the holder contemporaneously requests the Corporation to convert such Series B Preferred Stock.

15.3. Waiver. Notwithstanding any provision in these Certificate of Designations to the contrary, any provision contained herein and any right of the holders of Series B Preferred Stock granted hereunder may be waived as to all shares of Series B Preferred Stock (and the holders thereof) upon the affirmative vote, at a meeting duly called for such purpose (or written consent without a meeting in accordance with the NRV), of the holders of a majority of the outstanding shares of Series B Preferred Stock, voting separately as a single class, unless a higher percentage is required by applicable law, in which case the written consent of the holders of not less than such higher percentage of shares of Series B Preferred Stock shall be required.

15.4. Information Rights. So long as shares of Series B Preferred Stock are outstanding, the Corporation will deliver to each holder of Series B Preferred Stock (a) unaudited annual financial statements to the holders of Series B Preferred Stock within 90 days after the end of each fiscal year; and (b) unaudited quarterly financial statements within 45 days of the end of each fiscal quarter. Notwithstanding the foregoing, in the event and to the extent that such information is electronically available on the web site of the Securities and Exchange Commission (www.sec.gov), the Corporation need not separately furnish such documents to holders of the Series B Preferred Stock.

The undersigned declares under penalty of perjury under the laws of the State of Nevada that the matters set forth in this certificate are true and correct of his own knowledge.

The undersigned has executed this certificate on                             , 2014.

Sheri Lofgren, Chief Financial Officer

EXHIBIT I

LOGICAL CHOICE CORPORATION
CONVERSION NOTICE

Reference is made to the Certificate of Designations of the Series B Convertible Preferred Stock (the “Certificate of Designations”) of Logical Choice Corporation, a Nevada corporation (the “Corporation”). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series B Convertible Preferred Stock, $0.0001 par value per share (the “Series B Preferred Stock”), of the Corporation indicated below into shares of common stock, $0.0001 value per share (the “Common Stock”), of the Corporation, as of the date specified below.

Date of Conversion:

Number of shares of Series B Preferred Stock to be converted:

Share certificate no(s). of Series B Preferred Stock to be converted:

Tax ID Number (if applicable):

Number of shares of Common Stock to be issued:

Please issue the shares of Common Stock into which the shares of Series B Preferred Stock are being converted in the following name and to the following address:

Issue to:

Address:

Telephone Number:

Facsimile Number:

Name of Holder:

By:
Print Name:
Print Title:
Date:

Account Number (if electronic book entry transfer):
Transaction Code Number (if electronic book entry transfer):

EXHIBIT II

DEFINITIONS

As used in this Certificate of Designations, the following terms will bear the following meanings:

“Affiliate” means (i) any individual who is a parent, spouse, sibling, or descendant of a party and (ii) any Person that is controlled by, controls or is under common control with a party, and for the purpose of this definition, “controlled by”, “controls”, and “under common control with” mean and refer to the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, through the ownership of voting securities, by contract, or otherwise.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York City, New York are open for the general transaction of business.

“Common Stock Equivalents” means all options, warrants, promissory notes, debentures, preferred stock (including the Series A Preferred Stock, the Series B Preferred Stock and all series of Acquisition Preferred Stock) and other instruments issued by the Corporation which are convertible into or exercisable for shares of the Corporation’s Common Stock.

“EDI Loan” means a loan of up to $2,500,000 that Vert or an Affiliate or associate of Vert may be required to (a) make to Everest Display, Inc. or a subsidiary thereof, and (b) convert into Common Stock of the Corporation, pursuant to the terms and conditions of a proposed share purchase and related option agreement between and among the Corporation, Vert and the holders of a majority of the share capital of Everest Display, Inc. and its Affiliates (the “EDI Agreements”), and which, if consummated, shall constitute one of the Acquisitions and involve the issuance of Acquisition Preferred Stock.

“Fully-Diluted Common Stock” means the sum of: (i) the total number of issued and outstanding shares of Common Stock (including any shares of Common Stock issued in connection with stock awards granted to officers, directors or employees of the Corporation or its subsidiaries) at any specified time, plus (ii) all additional shares of Common Stock that would be issuable upon conversion or exercise of all Common Stock Equivalents (including any Common Stock Equivalents granted as stock options to officers, directors or employees of the Corporation or its subsidiaries) as of the specified time; provided, however, that “Fully Diluted Common Stock” will not mean or include any Common Stock or Common Stock Equivalents issued or issuable in connection with the IPO, a Reverse Merger transaction or in connection with any one or more Private Placement Financing(s) of securities by the Corporation issued solely to raise cash; it being expressly understood and agreed that any one or more of such issuances shall dilute all stockholders of the Corporation (including Vert, and any holders of Series A Preferred Stock, Series B Preferred Stock and Acquisition Preferred Stock) on an equitable pro-rata basis.

“Going Public Event” means that either:

(a) The Corporation has filed a Form S-1 registration statement with the Securities and Exchange Commission for an initial public offering of Common Stock or other securities of the Corporation (an “IPO”); or

(b) The Corporation has effected a merger or share exchange with an inactive or primarily inactive public company (a “Reverse Merger”) whose common stock is registered under the Securities Exchange Act of 1934, as amended, and listed on the Nasdaq Stock Market, the NYSE, the Amex Exchange, or the over the counter markets; provided, however, that in the case of either an IPO or a Reverse Merger, simultaneous with or prior thereto, the Corporation has completed one or more Private Placement Financing(s) of either debt or equity securities of the Corporation with gross proceeds of at least $5,000,000.

“Liquidating Event” means either: (i) the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, or such of the Corporation’s subsidiaries the assets of which constitute all or substantially all the assets of the business of the Corporation and its subsidiaries taken as a whole; or (ii) a Sale of Control.

“Person” means any person or entity, whether an individual, trustee, corporation, limited liability company, general partnership, limited partnership, trust, unincorporated organization, business association, firm, joint venture, governmental agency or authority or any other for profit or not for profit legal or commercial entity.

“Private Placement Financing(s)” means any one or more private placements for cash of Common Stock or other securities of the Corporation (including Common Stock Equivalents) in any transaction that is exempt from the registration requirements of the Securities Act of 1933, as amended.

“Sale of Control” means the sale of all or substantially all of the assets or capital stock of the Corporation and its subsidiaries, whether by merger, consolidation, tender offer or like combination, to any person who is not an affiliate of the Corporation or any of the Corporation’s Affiliates.

“Series B Conversion Percentage” is determined by dividing the number of shares of Original Series B Preferred Stock by the number of Series B Conversion Shares issuable at any specified time.

“Series B Conversion Price” is determined by multiplying the Series B Original Issue Price by the Series B Conversion Percentage.

“Series B Conversion Shares” means that number of shares of Common Stock as would equal four percent (4.0%) of the Fully Diluted Common Stock at any specified time.

“Transfer” means to sell, transfer, hypothecate or otherwise assign.